SCHEDULE 1

Executive Officers and Directors

The name and principal occupation of each executive officer and director of AECOM are set forth below. The address for each person listed below is c/o AECOM, 13355 Noel Road, Dallas, Texas 75240. To the knowledge of the Reporting Person, none of the executive officers or directors of AECOM own any shares of common stock, par value $0.01 per share, of Shimmick Corporation.

Executive Officers:

Name	Principal Occupation	Citizenship
Troy Rudd	Chairman and Chief Executive Officer	United States of America Canada
Gaurav Kapoor	Chief Financial & Operations Officer	United States of America
Lara Poloni	President	Australia
David Gan	Executive Vice President, Chief Legal Officer	United States of America

Directors:

Name	Principal Occupation	Citizenship
Bradley W. Buss	Former Chief Financial Officer of SolarCity Corporation and former Chief Financial Officer of Cypress Semiconductor Corporation	Canada
Derek J. Kerr	Former Vice Chair and Chief Financial Officer of American Airlines	United States of America
Kristy Pipes	Former Chief Financial Officer of Deloitte Consulting	United States of America
Troy Rudd	Chairman and Chief Executive Officer of AECOM	United States of America
Douglas W. Stotlar	Former President and Chief Executive Officer, Con-way Inc.	United States of America
Daniel R. Tishman	Chairman and Executive Vice President of Tishman Holdings Corporation	United States of America
Sander van ’t Noordende	Chief Executive Officer of Randstad; Former Global Chief Executive of Products Operating Group at Accenture	Netherlands
General Janet C. Wolfenbarger	General (Retired), United States Air Force	United States of America